LINGO MEDIA CORPORATION

Condensed Consolidated Interim Financial Statements

For the three-month period ended March 31, 2011

LINGO MEDIA CORPORATION
Condensed Consolidated Interim Financial Statements
As at March 31, 2011

Notice to Reader

Management has compiled the Condensed Consolidated Interim financial statements of Lingo Media Corporation (“Lingo Media” or the “Company”) consisting of the Condensed Consolidated Interim Balance Sheet as at March 31, 2011 and the Condensed Consolidated Interim Statements of Comprehensive Income, Changes in Equity and Cash Flows for the three months then ended.  All amounts are stated in Canadian dollars. An accounting firm has not reviewed or audited these interim financial statements and management discussion and analysis thereon.

LINGO MEDIA CORPORATION
Condensed Consolidated Interim Financial Statements
As at March 31, 2011

LINGO MEDIA CORPORATION
Condensed Consolidated Interim Balance Sheet
As at March 31, 2011
(Unaudited, expressed in Canadian Dollars, unless otherwise stated)

	Notes	March 31, 2011	December 31, 2010	January 1, 2010
ASSETS			(Note 18)	(Note 18)
Current assets

Cash and cash equivalents		1,055,750	230,906	201,451
Accounts receivable	10	801,160	931,101	569,571
Prepaid and other receivables		49,891	93,465	76,954

		1,906,801	1,255,472	847,946
Non-current assets

Property and equipment, net	7	57,450	62,342	73,351
Publishing development cost, net	8	-	8,807	24,018
Software and web development costs, net	9	3,733,843	4,234,283	4,757,807
Goodwill	20	139,618	139,618	-

TOTAL ASSETS		5,837,712	5,700,522	5,703,152

EQUITY AND LIABILITIES

Current liabilities

Accounts payable		781,740	903,689	313,915
Accrued liabilities		690,114	729,892	393,665
Deferred revenue		-	-	15,533
Loans payable	11	990,000	1,587,000	-
		2,461,854	3,220,581	723,113
Non-current liabilities

Loan payable	20	763,729	763,729	-
Deferred tax		-	-	564,997
TOTAL LIABILITIES		3,225,583	3,984,310	1,288,210

Equity attributable to the equity holders of the Company

Issued share capital	11	16,117,340	15,131,192	14,220,192
Warrants	14	1,074,309	-	281,355
Share based payment reserve	13	2,020,405	1,641,283	1,290,631
Accumulated other comprehensive income		57,687	80,417	(181,733)
Deficit		(16,657,612)	(15,136,680)	(11,195,403)
TOTAL EQUITY		2,612,129	1,716,212	4,415,042

TOTAL EQUITY AND LIABILITIES		5,837,712	5,700,522	5,703,152

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

These condensed consolidated interim financial statements are authorized for issue by the Board of Directors on June 29, 2011.

Director	Director

LINGO MEDIA CORPORATION
Condensed Consolidated Interim Statement of Comprehensive Income
For the three-months ended March 31, 2011
(Unaudited, expressed in Canadian Dollars, unless otherwise stated)

	Notes	For the three months ended March 31, 2011	For the three months ended March 31, 201 (Note 18)

Revenue		300,834	135,295

Direct costs		57,868	9,633

Gross profit		242,966	125,662

Operating expenses

Amortization – publishing development costs	8	8,807	16,745
Depreciation – property and equipment	7	10,315	1,716
Amortization – software and web development	9	597,641	604,668
Selling, general and administrative expenses		779,060	566,691
Share based payment	13	379,122	43,146
Total expenses		1,774,945	1,232,966

Loss from operations		(1,531,979)	(1,107,304)

Net finance charges

Interest income (expense)		44,851	(2,384)
Foreign exchange income / (loss)		(67,483)	198,095
		(22,902)	195,711

Loss before tax		(1,509,077)	(911,603)

Income tax recovery		11,855	8,699

Loss for the period – continuing operations		(1,520,932)	(902,904)

Other comprehensive income

Exchange differences on translating foreign operations		22,730	(235,895)

Total comprehensive income, net of tax		(1,543,662)	(1,138,799)

Earnings / (Loss) per share
Basic and Diluted		(0.09)	(0.09)

Weighted number of common shares outstanding
Basic and Diluted		17,631,190	12,465,857

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

LINGO MEDIA CORPORATION
Condensed Consolidated Interim Statement of Changes in Equity
For the three month ended March 31, 2011
(Unaudited, expressed in Canadian Dollars, unless otherwise stated)

	Issued share capital		Equity settled share based reserves	Warrants	Accumulated other comprehensive income	Deficit	Total equity
	No. of shares	Amount
Balance as at January 1, 2010	12,465,857	14,220,192	1,290,631	281,355	(181,733)	(11,195,403)	4,415,042
Loss for the period / year	-	-	-	-	-	(1,316,472)	(1,316,472)
Other comprehensive income / (loss)	-	-	-	-	235,895	-	235,895
Share based payments charged to operations	-	-	43,146	-	-	-	43,146
Balance as at March 31, 2010	12,465,857	14,220,192	1,333,777	281,355	54,162	(12,511,875)	3,377,611
Loss for the period / year	-	-	-	-	-	(2,624,805)	(2,624,805)
Issued share - acquisition of ELL Technologies	1,050,000	651,000	-	-	-	-	651,000
Issued share - against borrowings	433,332	260,000	-	-	-	-	260,000
Warrants expired - shares	-	-	281,355	(281,355)	-	-	-
Comprehensive loss	-	-	-	-	26,255	-	26,255
Share based payments charged to operations	-	-	26,151	-	-	-	26,151

Balance as at December 31, 2010	13,949,189	15,131,192	1,641,283	-	80,417	(15,136,680)	1,716,212

Balance as at January 1, 2011	13,949,189	15,131,192	1,641,283	-	80,417	(15,136,680)	1,716,212
Issued share - equity financing	3,682,001	2,060,457	-	-	-	-	2,060,457
Loss for the period / year	-	-	-	-	-	(1,520,932)	(1,520,932)
Warrants issued	-	(1,074,309)	-	1,074,309	(22,730)	-	(22,730)
Share based payments charged to operations	-	-	379,122	-	-	-	379,122
Balance as at March 31, 2011	17,631,190	16,117,340	2,020,405	1,074,309	57,687	(16,657,612)	2,612,129

 The accompanying notes are an integral part of these condensed consolidated interim financial statements.

LINGO MEDIA CORPORATION
Condensed Consolidated Interim Statement of Cash Flows
For the three-months ended March 31, 2011
(Unaudited, expressed in Canadian Dollars, unless otherwise stated)

	Notes	For the three months ended March 31, 2011	For the three months ended March 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES

Loss before tax		(1,509,077)	(1,080,577)

Adjustments to net profit for non cash items:

Depreciation / amortization		616,763	623,129
Share based payment		379,122	43,146

Operating loss before working capital changes		(513,192)	(414,302)

Working capital adjustments:

Increase in accounts receivable		129,941	44,917
Increase/(decrease) in prepaid and other receivables		43,574	(77,132)
(Increase)/decrease in accounts payable		(118,993)	190,992
Decrease in deferred revenue			42,586
(Increase)/decrease in accrued liabilities		(39,778)	43,255

Cash generated from / (used in) operations		(498,448)	(169,683)

CASH FLOWS FROM INVESTING ACTIVITIES

Expenditures on software & web development costs			(109,396)
Deferred cost			(1,534)
Purchase of property, plant and equipment		(5,423)	105

Net cash flows generated from / (used in) investing activities		(5,243)	(110,825)

CASH FLOWS FROM FINANCING ACTIVITIES

Share capital issue during the period		2,195,200
Share issue costs		(134,743)
Increase/(Decrease) in loans payable		(597,000)	350,000

Net cash flows generated from / (used in) financing activities		1,463,457	350,000

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS		828,843	69,492

Cash and cash equivalents at the beginning of the period		230,907	201,451

Cash and cash equivalents at the end of the period		1,055,750	270,943

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

1.   CORPORATE INFORMATION

Lingo Media Corporation (“Lingo Media” or the “Company”) is a publicly listed company incorporated in Canada with limited liability under the legislation of the Province of Ontario and its shares are listed on the TSX Venture Exchange and inter-listed on the OTCBB. The condensed interim consolidated financial statements of the Company as at and for the quarter ended March 31, 2011 comprise the Company and its subsidiaries (together referred to as the” Group" and individually as "Group entities"). The Company is a diversified online and print-based education product and services company focused on English language learning ("ELL").

ELL Technologies Limited ("ELL Technologies"), a subsidiary acquired in 2010, is a globally-established ELL multi-media and online training company marketing under the Q Group brand.  Parlo Corporation ("Parlo"), is a fee-based online ELL training and assessment service.  Speak2Me Inc. (“Speak2Me”), a subsidiary acquired in 2007, is a free-to-customer advertising-based online ELL service in China.  Lingo Learning Inc. ("Lingo Learning") (formerly Lingo Media Ltd.) is a print-based publisher of ELL programs in China.  Lingo Media through its subsidiary A+ Child Development (Canada) Ltd. (“A+”), until filing for a proposal to creditors, specialized in distributing early childhood cognitive development programs.

The head office, principal address and registered and records office of the Company are located at 151 Bloor Street West, Suite 703, Toronto, Ontario, Canada, M5S 1S4.

These condensed consolidated interim financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities in the normal course of business. The Company has incurred significant losses over the years and has negative working capital as at March 31, 2011. This raises significant doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon raising additional financing through share issuance, borrowing, sales agreements and distribution agreements. There are no assurances that the Company will be successful in achieving these goals. Subsequent to the quarter end the Company raised gross proceeds of $1,125,000 by way of a private placement equity financing.

2.   BASIS OF PREPRATION

2.1           Statement of compliance

These consolidated interim financial statements are unaudited and have been prepared in accordance with IAS 34 ‘Interim Financial Reporting’ (“IAS 34”) using accounting policies consistent with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

These are the Group’s first IFRS consolidated interim financial statements for part of the period covered by the Company’s first IFRS consolidated annual financial statements for the year ending December 31, 2011. Previously, the Company prepared its consolidated annual and consolidated interim financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”).  These condensed interim consolidated financial statements should be read in conjunction with annual financial statements for the year ending December 31, 2010.

As these are the Group’s first set of consolidated interim financial statements in accordance with IFRS, the Company’s disclosures exceed the minimum requirements under IAS 34. The Company has elected to exceed the minimum requirements in order to present the Company’s accounting policies in accordance with IFRS and the additional disclosures required under IFRS, which also highlight the changes from the Group’s 2010 annual consolidated financial statements prepared in accordance with Canadian GAAP. In 2012 and beyond, the Company may not provide the same amount of disclosure in the Group’s interim consolidated financial statements under IFRS as the reader will be able rely on the annual consolidated financial statements which will be prepared in accordance with IFRS.  An explanation of how the transition to IFRS has affected the reported financial position, financial performance and cash flows of the Group is provided in Note 18.

The policies set out below in Note 4 have been consistently applied to all the years presented and by all companies within the Group, unless otherwise stated

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

2.   BASIS OF PREPRATION (Cont’d)

2.2           Basis of measurement

These condensed interim consolidated financial statements have been prepared on the historical cost basis. The comparative figures presented in these condensed consolidated interim financial statements are in accordance with IFRS and any changes from figures previously reported under Canadian GAAP have been discussed in Note 18.

2.3           Basis of consolidation

The condensed interim consolidated financial statements comprise the financial statements of the Company and the entities controlled by the Company (i.e. subsidiaries) as at March 31, 2011. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Group obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

All inter-group balances, transactions, unrealized gains and losses resulting from inter-group transactions and dividends are eliminated in full.

2.4   Functional and presentation currency

The functional currency is the currency of the primary economic environment in which the entity operates and has been determined for each entity within the Group. These consolidated financial statements are presented in Canadian Dollars, which is the Company’s functional currency and presentation currency. The functional currency of its Chinese subsidiary is Chinese Renminbi (“RMB”) and the functional currency of its ELL Technologies subsidiary is the United States Dollar (“US$”).

The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, “The Effects of Changes in Foreign Exchange Rates”. Subsequent to the adoption of IFRS, all resulting translation differences are reported as a separate component of shareholders’ equity titled “Accumulated Other Comprehensive Income”.

3.   SIGNIFICANT ACCOUNTING JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the Group’s consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts of assets, liabilities and contingent liabilities, revenues and expenses at the date of the consolidated financial statements and during the reporting period.

Estimates and assumptions are continuously evaluated and are based on management’s historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and further periods if the review affects both current and future periods.

Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

Note 2.4 – Determination of functional and presentation currency

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and in preparing the opening IFRS balance sheet at January 1, 2010 for the purposes of the transition to IFRSs, unless otherwise indicated.

The accounting policies have been applied consistently by all the Group entities.

4.1   BUSINESS COMBINATION

Acquisitions on or after January 1, 2010

From January 1, 2010, acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition date fair values of the consideration transferred i.e. assets transferred by the Group, liabilities incurred or assumed by the Group to the former owners of acquiree and equity instruments issued by the Group, in exchange for control of the acquired entity. Acquisition costs incurred are expensed and included in income statement.

The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 are recognized at their fair values at the acquisition date, except for:

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5, Non-current Assets Held for Sale and Discontinued Operations ("IFRS 5");
•
deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognized and measured in accordance with IAS 12, Income Taxes and IAS 19, Employee Benefits, respectively; and

•	liabilities or equity instruments related to the replacement by the Group of an acquiree’s share‐based payment awards, which are measured in accordance with IFRS 2, Share based Payment.

Goodwill arising on acquisition is recognized as an asset and initially measured at cost, being the excess of the cost of the business combination over the Group’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized. If, after reassessment, the Group’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities exceeds the cost of the business combination, the excess is recognized immediately in profit or loss. Transaction costs, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination are expensed as incurred.

Acquisitions prior to January 1, 2010

Business combinations that occurred prior to January 1, 2009 were not accounted for in accordance with IFRS 3 Business Combinations in accordance with the IFRS 1 First Time Adoption of International Financial Reporting Standards exemption discussed in Note 18.

Subsidiaries

Subsidiaries are all entities over which the group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Group.

Acquisition of non-controlling interest

The Group treats transactions with non-controlling interests as transactions with equity owners of the group. For purchases from non-controlling interests, the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gains or losses on disposals to non-controlling interests are also recorded in equity.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.2           PROPERTY AND EQUIPMENT

Property and equipment is stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any.

The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bringing the asset to the location and condition necessary for its intended use and an initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located. The purchase price or construction cost is the aggregate amount paid and the fair value of any other consideration given to acquire the asset.

When significant parts of property and equipment are required to be replaced at intervals, the Group recognises such parts as individual assets with specific useful lives and depreciation, respectively. Likewise, when a major inspection is performed, its cost is recognised in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognised in the income statement as incurred. The present value of the expected cost for the decommissioning of the asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

Depreciation is calculated on a reducing balance method at 20% per annum.

An item of property and equipment and any significant part initially recognised is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognised.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year end and adjusted prospectively, if appropriate.

4.3           INTANGIBLE ASSETS

Intangible assets include goodwill, publishing development costs, software and web development costs etc. The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life is reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortisation period or method, as appropriate, and are treated as changes in accounting estimates. The amortisation expense on intangible assets with finite lives is recognised in the income statement in the expense category consistent with the function of the intangible assets.

Intangible assets with indefinite useful lives are not amortised, but are tested for impairment annually, either individually or at the cash-generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the income statement when the asset is derecognised.

Goodwill

Goodwill that arises upon the acquisition of subsidiaries that represents the excess of the purchase price over the fair value of the net identifiable assets of an acquired business is included in intangible assets (see the policy note for measurement of goodwill at initial recognition). This goodwill has an indefinite useful. Following initial recognition, goodwill is carried at cost less accumulated amortisation and accumulated impairment losses, if any.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.3           INTANGIBLE ASSETS (Cont’d)

Goodwill (Cont’d)

Internally generated goodwill, if any, is not capitalised and expenditure is reflected in profit or loss in the year in which the expenditure is incurred.

The carrying value of goodwill is assessed annually for possible impairment or more frequently if events or changes in circumstances indicated that it might be impaired. This assessment is based on the estimated fair value of the cash-generating unit or groups of cash-generating units that are expecting to get benefits from the business combination in which the goodwill arose, identified according to operating segments. Impairment losses on goodwill are not reversed. Gains or losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Research and development costs

Expenditure on research activities, undertaken with the prospect of gaining new scientific and technical knowledge and understanding, is recognized in profit and loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditures is capitalised only if development costs can be measured reliably, products or process is technically and commercially feasible, future economic benefits are probable, and the group intends to and has sufficient resources to complete the development and to use or sell the asset. The expenditure capitalised includes the cost of materials, direct labour, overheads costs that are directly attributable to preparing the assets for its intended use. Other development expenditure is recognised in profit and loss as incurred. Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure, including expenditure on internally generated goodwill and brands, is recognized in profit or loss as incurred

The Company has products in various phases of development at any time during the year. Each product’s economic viability is determined by management, after appropriate testing has been completed.  When a product is deemed viable, its accumulated development costs are recorded and amortized over the estimated period of economic viability. The accumulated development costs of any product not considered to be economically viable are considered unrecoverable and included in the current year's earnings.

Publishing development costs

The Company capitalizes costs related to English language learning products and programs and is measured at cost less accumulated amortization and accumulated impairment losses. The carrying value is assessed on a periodic basis to determine if any impairment is required. Any required impairment is charged to operations in the year such impairment is determined to be necessary. Amortization of the capitalized costs begins when the programs are starting to be sold and they are amortized on a straight line basis over five years.

Software and web development costs

The company capitalizes all costs related to the development of its free-to-consumer and fee-based English language learning services. The Company reviews the carrying values of its software and web development costs and evaluates the carrying value of these assets when indicators of impairment exist. If the carrying value exceeds the amount recoverable, an impairment of the asset to its estimated fair value would be charged to operations in the year such impairment is determined to be necessary. Amortization of the capitalized costs begins when the products are starting to be sold and are amortized on a straight line basis over two to five years.

Customer relationship and content platform

Cost of intangible assets acquired in the course of a business combination i.e. contractual customer relationships and content platform are recognised at fair value at the acquisition date. The contractual customer relations and content platform have a ﬁnite useful life and are carried at cost less accumulated amortisation. Amortisation is calculated using the straight-line method over the expected life of the customer relationship.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.5           SHARE-BASED PAYMENT

The Company grants stock options to buy common shares of the Company to directors, officers and employees. The board of directors grants such options for periods of up to ten years, with vesting periods determined at its sole discretion and at prices equal to or greater than the closing market price on the day preceding the date the options were granted.

Equity-settled share-based payment to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value determined at the grant date of the equity-settled share-based payment is expensed on a straight-line basis over the period in which the performance and/or service conditions are fulfilled (vesting period), based on the Group's estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognised in income statement such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the equity-settled employee benefits reserve.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service

For cash-settled share-based payment, a liability is recognised for the goods or services acquired, measured initially at the fair value of the liability. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is re-measured, with any changes in fair value recognised in profit or loss for the year.

4.6           INCOME TAXES

Income tax expense represents the sum of tax currently payable and deferred tax.

Current income tax

Income tax expense is recognized in the income statement. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

Current income tax assets and liabilities for the current period are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date, in the countries where the Group operates and generates taxable income.

Current income tax relating to items recognized directly in other comprehensive income or equity is recognized in other comprehensive income or equity and not in income statement. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Withholding taxes paid in China relating to its publishing royalty revenue are recorded as current income taxes.

Deferred income tax

Deferred income tax is provided using the balance sheet method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

The following temporary differences do not result in deferred tax assets or liabilities:

•	the initial recognition of assets or liabilities, not arising in a business combination, that does not affect accounting or taxable profit
•	goodwill

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.6           INCOME TAXES (Cont’d)

Deferred income tax (Cont’d)

•	investments in subsidiaries, associates and jointly controlled entities where the timing of reversal of the temporary differences can be controlled and reversal

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized in the foreseeable future is not probable.

The Group recognises neither the deferred tax asset regarding the temporary difference on the rehabilitation liability, nor the corresponding deferred tax liability regarding the temporary difference on the rehabilitation asset.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred income tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that future taxable profit will be available to allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

4.7           PROVISIONS

Provisions are recognized when the Group has a present obligation (legal or constructive) that has arisen as a result of a past event and it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Where the Group expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in profit or loss net of any reimbursement.

If the effect of the time value of money is material, provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as cost.

4.8           TRADE PAYABLES

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from supplies. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Trade payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.9    GOVERNMENT GRANTS

Grants from the government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the group will comply with all attached conditions. The Company receives government grants, based on certain eligibility criteria, to compensate the Group for direct costs incurred for book publishing industry development in Canada.  These government grants are recognized in profit and loss as other income on a systematic basis in the same period in which the expenses are recognized. The Company records a liability for the repayment of the grants and a charge to operations in the period in which conditions arise that will cause the government grants to be repayable.

4.10           SHARE CAPITAL

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares and share purchase options are recognized as a deduction from equity, net of any tax effects.

4.11           FINANCE COSTS

Finance costs comprise interest payable on borrowings calculated using the effective interest rate method and foreign exchange gains and losses on foreign currency transactions.

4.12           FINANCIAL INSTRUMENTS - INITIAL RECOGNITION AND SUBSEQUENT MEASUREMENT

Financial assets

Initial recognition and measurement

Financial assets within the scope of IAS 39 ‘Financial Instruments: Recognition and Measurement’ are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments and available-for-sale financial assets. The Group does not have any derivative financial instruments. The Group determines the classification of its financial assets at initial recognition whereby all financial assets are recognized initially at fair value plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

The Group’s financial assets include cash and cash equivalents, accounts receivable and other receivables.

Subsequent measurement

The subsequent measurement of financial assets depends on their classification as follows:

Financial assets at fair value through profit or loss (“FVTPL”)

Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with changes in fair value recognised in finance income or finance costs in profit or loss.

The Group has not designated any financial assets upon initial recognition as at fair value through profit or loss.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the effective interest rate method (EIR), less allowance for impairment, if any. The effective interest method is a method of calculating the amortized cost of a financial asset and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial asset. The EIR amortization is included in profit or loss. The losses arising from impairment are recognized in profit or loss.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.12           FINANCIAL INSTRUMENTS - INITIAL RECOGNITION AND SUBSEQUENT MEASUREMENT (Cont’d)

Held to maturity investment

Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held-to maturity when the Group has the positive intention and ability to hold it to maturity. After initial measurement held-to-maturity investments are measured at amortized cost using the effective interest method, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fee or costs that are an integral part of the EIR. The EIR amortization is included in the income statement. The losses arising from impairment are recognized in the income statement. The Group did not have any held-to-maturity investments during the periods ended March 31, 2010 and 2011.

Available-for-sale financial investments

Available-for-sale financial investments include equity and debt securities. Equity investments classified as available-for sale are those, which are neither classified as held for trading nor designated at fair value through profit or loss. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in the market conditions.

After initial measurement, available-for-sale financial investments are subsequently measured at fair value with unrealized gains or losses recognized as other comprehensive income in the available-for-sale reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in other operating income, or determined to be impaired, at which time the cumulative loss is recognized in the income statement in finance costs and removed from the available-for-sale reserve

Transactions costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

Derecognition

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised when:

•	The rights to receive cash flows from the asset have expired
•
The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Impairment of financial assets

The Group assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

Financial assets carried at amortized cost

If there is objective evidence that an impairment loss has been incurred, the amount of the loss is measured as the difference between the assets carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial assets original effective interest rate. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.12           FINANCIAL INSTRUMENTS - INITIAL RECOGNITION AND SUBSEQUENT MEASUREMENT (Cont’d)

Financial assets carried at amortised cost (Cont’d)

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognised in the income statement. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income in the income statement. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realised or has been transferred to the Group. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognised, the previously recognised impairment loss is increased or reduced by adjusting the allowance account. If a future write-off is later recovered, the recovery is credited to finance costs in the income statement.

Financial liabilities

Initial recognition and measurement

Financial liabilities within the scope of IAS 39 are classified as financial liabilities at fair value through profit or loss and loans and borrowings or other liabilities. The Group determines the classification of its financial liabilities at initial recognition. All financial liabilities are recognized initially at fair value and in the case of loans and borrowings, plus directly attributable transaction costs.

The Group’s financial liabilities include accounts payable, accrued liabilities and loans payable.

Subsequent measurement

The measurement of financial liabilities depends on their classification as follows:

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. At the end of each reporting period subsequent to initial recognition, financial liabilities at FVTPL are measured at fair value, with changes in fair value recognized directly in profit or loss in the period in which they arise. The net gain or loss recognized in profit or loss excludes any interest paid on the financial liabilities. Transaction costs on financial liabilities classified as FVTPL are expensed as incurred.

The Group has not designated any financial liabilities upon initial recognition as at fair value through profit or loss.

Loans and borrowings

After initial recognition, interest bearing loans and borrowings and other financial liabilities are subsequently measured at amortized cost using the effective interest rate method. Gains and losses are recognized in the income statement when the liabilities are derecognized as well as through the effective interest rate method (EIR) amortization process. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in the income statement.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the income statement.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.12           FINANCIAL INSTRUMENTS - INITIAL RECOGNITION AND SUBSEQUENT MEASUREMENT (Cont’d)

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount reported in the consolidated statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Fair value of financial instruments

The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include using recent arm’s length market transactions; reference to the current fair value of another instrument that is substantially the same; a discounted cash flow analysis or other valuation models.

An analysis of fair values of financial instruments and further details as to how they are measured are provided in Note 15.

4.13           IMPAIRMENT OF NON-FINANCIAL ASSETS

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is an indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any).

Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the assets belong. Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount.

An impairment loss is recognized immediately in the statement of comprehensive income. Where an impairment loss subsequently reverses, the carrying amount of the asset (cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years.

4.14           CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash at banks and on hand, and bank overdraft/deposit with an original maturity of three months or less, which are readily convertible into a known amount of cash.

4.15           REVENUE RECOGNITION

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services net of value-added tax and other sales taxes, rebates and discounts, and after eliminating sales within the Group. Provision is made for all foreseeable future losses.

The Group’s main sources of income are recognized as follows:

Revenue from online advertising and sponsorships is recognized at the time of delivery and when collectability is reasonably assured.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.15           REVENUE RECOGNITION (Cont’d)

Royalty revenue from licensing sales is recognized based on confirmation of finished products produced by its licensees and when collectability is reasonably assured.

Royalty revenue from audiovisual products is recognized based on the confirmation of sales by its licensees, and when collectability is reasonably assured. Royalty revenues are not subject to right of return or product warranties.

Revenue from the sale of published and supplemental products is recognized upon delivery and when the risk of ownership is transferred and collectability is reasonably assured.

Revenue from fee-based English language training and assessment services and licenses are recognized on a straight line basis over the term of the agreement and when collectability is reasonably assured.

Revenue from the sale of educational products is recognized at the time of delivery and when the risk of ownership is transferred and collectability is reasonably assured.

Where a contractual arrangement consists of two or more separate elements that can be provided to customers either on a stand-alone basis or as an optional extra, such as the provision of supplementary materials with textbooks, revenue is recognised for each element as if it were an individual contractual arrangement.

Interest income

Interest income is recognized in the income statement as it accrues, using the effective interest method.

4.16           FOREIGN CURRENCY TRANSLATION

The Group’s consolidated financial statements are presented in Canadian dollars $, which is also the parent company’s functional currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. The Group has elected to recycle the gain or loss that arises from the direct method of consolidation, which is the method the Group uses to complete its consolidation.

Transactions and balances

Transactions in foreign currencies are initially recorded by the Group entities at their respective functional currency rates prevailing at the date of the transaction. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

All differences are taken to the income statement with the exception of all monetary items that provide an effective hedge for a net investment in a foreign operation. These are recognized in other comprehensive income until the disposal of the net investment, at which time they are recognized in the income statement.

Tax charges and credits attributable to exchange differences on those monetary items are also recorded in other comprehensive income.

Group companies

For the purposes of presenting consolidated financial statements, the assets and liabilities of Groups foreign operations are translated into Canadian dollar at the rate of exchange prevailing at the reporting date and their income statements are translated at exchange rates prevailing at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in equity (attributed to non-controlling interests as appropriate).

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

4.16           FOREIGN CURRENCY TRANSLATION (Cont’d)

On disposal of a foreign operation i.e. a disposal of the Group's entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary, the component of other comprehensive income relating to that particular foreign operation attributable to the owners of the Company is reclassified in the income statement.

4.17           EARNINGS PER SHARE

Basic earnings (loss) per share is computed by dividing the net earnings (loss) available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the weighted average shares outstanding are increased to include additional shares for the assumed exercise of stock options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised and that the proceeds from such exercises were used to acquire common stock at the average market price during the reporting periods.

5.   EXEMPTIONS – IFRS FIRST TIME ADOPTION

A number of optional exemptions from full retrospective application are available to the Group upon adoption of IFRS. The impact of all these optional exemptions on the Group is listed below.

The Group has applied the following exemptions:

Exemption	Application of exemption
Share-based payment transaction exemption
The Group has elected to apply the share-based payment exemption. It applied IFRS 2 from March 1, 2008 to those options that were issued after November 7, 2002 but that have not vested by  January 1, 2010.

Business Combinations exemption	The Group has applied the business combinations exemption in IFRS 1. It has not restated business combinations that took place prior to the January 1, 2010 transition.
Cumulative translation differences exemption	The Group has applied the cumulative translation differences exemption in IFRS 1. It has not restated translation differences that occurred prior to the January 1, 2010 transition.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

6.   BUSINESS COMBINATIONS

			Proportion of ownership interest and voting rights held
Name of subsidiary	Principal activity	Place of incorporation and operation	December 31, 2011	December 31, 2010	January 01, 2010
Lingo Learning Inc.	Developer and publisher of English language learning products and programs	Canada	100%	100%	100%
Speak2Me Inc.	English language learning service	Canada	100%	100%	100%
Parlo Corporation	Fee-based English language training services	Canada	100%	100%	100%
ELL Technologies Limited	Fee-based English language training services	U.K	100%	100%	100%
Lingo Media International Inc.	Marketer and distributor of Lingo products	Barbados	100%	100%	100%
Speak2Me International Inc.	Holding Company	Canada	100%	100%	100%
Speak2Me (Hong Kong) Limited	Holding Company	Hong Kong	100%	100%	100%
Speak2Me Education Information & Technology Co. Ltd.	Marketing and sales of Speak2Me products and services	China	100%	100%	100%

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

7.   PROPERTY AND EQUIPMENT

	Office equipment	Furniture and fixtues	Total
Cost, January 1, 2010	124,503	101,207	225,710

Additions	3,072		3,072
Cost, December 31, 2010	127,575	101,207	228,782

Additions	5,423		5,423
Cost, March 31, 2011	132,998	101,207	234,205

Accumulated depreciation, January 1, 2010	102,049	50,310	152,359

Charge for the year	4,051	10,030	14,081
Accumulated depreciation, December 31, 2010	106,100	60,340	166,440

Charge for the period	4,063	6,252	10,315
Accumulated depreciation, March 31, 2011	110,163	66,592	176,755

Net book value, January 1, 2010	22,454	50,897	73,351
Net book value,December 31, 2010	21,475	40,867	62,342
Net book value, March 31, 2011	22,835	34,615	57,450

8.   PUBLISHING DEVELOPMENT COSTS

	March 31, 2011	March 31, 2010	December 31, 2010

Opening balance	8,807	24,018	24,018
Amortization	(8,807)	(15,211)	(15,211)
Balance	-	8,807	8,807

9.   SOFTWARE AND WEB DEVELOPMENT COSTS

In October 2007, the Company acquired Speak2Me, a media company that has developed software combining speech recognition and animation technology for the teaching and practice of spoken English.  From that point until late 2009, the Company continued to develop this technology and capitalized it as software and web development costs.  Upon acquisition of ELL Technologies Limited in 2010, the Company started capitalizing costs related to their new software and web development initiatives.

	March 31, 2011	March 31, 2010	December 31, 2010

Cost	8,262,495	4,867,203	8,073,400
Accumulated Amortization	(4,528,652)	(604,668)	(3,839,400)
Written down value	3,733,843	4,262,535	4,338,970
(i)
The Company began commercial production and sale of product during 2009 and started amortizing the cost of software and web development costs on a straight-line basis over the useful life of the assets which is estimated to be 3 years.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

9.   SOFTWARE AND WEB DEVELOPMENT COSTS (Cont’d)

(ii)
In 2010, the Company acquired a content platform, which was already commercialized.  The content platform costs are being amortized on a straight-line basis over the useful life of the assets which is estimated to be 5 years.

(iii)
In 2010, the Company acquired customer relationships on acquisition.  The customer relationships are being amortized on a straight-line basis over the useful life of the assets which is estimated to be 2 years.

10.   ACCOUNTS AND GRANTS RECEIVABLE:

Accounts and grants receivable consist of:
	March 31, 2011	December 31, 2010	January 1, 2010
Trade receivable	$801,160	$ 931,101	$ 569,571
Grants receivable	-	-	-
	$801,160	$ 931,101	$ 569,571

11.   LOANS PAYABLE

	March 31, 2011	December 31, 2010

Loans payable, interest bearing at 9% per annum with monthly interest payments, secured by a general security agreement and due on September 8 2011. (i) (ii)	890,000	1,000,000
Loan payable, interest bearing at 12% per annum with monthly interest payments, secured by assigned accounts and due on demand. (iii)	100,000	100,000
Loan payable in USD, interest bearing at 12% per annum with monthly interest payments, secured by assigned accounts and due on demand. (iii)	-	102,000
Loan payable, interest bearing at 12% per annum with monthly interest payments, secured by a general security agreement and due on demand.	-	100,000
Loan payable, interest bearing at 12% per annum with monthly interest payments, secured by a general security agreement and due June 30, 2011. (iii)	-	200,000
Loans payable, interest bearing at 12% per annum with monthly interest payments, secured by a general security agreement and due October 31, 2011.	-	50,000
Loans payable, interest bearing at 12% per annum with monthly interest payments, secured by assigned accounts and due on demand. (iii)	-	35,000

	990,000	1,587,000

(i)	The Company issued 433,332 shares with a total value of $260,000 as a bonus to secure the loan financing (Note 11).

(ii)	Included in the $1,000,000 loan are loans in the amount of $325,000 to related parties as disclosed in Note 21.

(iii)	Loans in the amount of $597,000 were repaid in the period ending March 31, 2011.

12.   SHARE CAPITAL

a)             Common shares - Authorized

Unlimited number of preference shares with no par value
Unlimited number of common shares with no par value

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

12.   SHARE CAPITAL (Cont’d)

b)     Common shares - Issued and outstanding:

Particular		Common Shares
	Note	Number	Amount
Balance as of January 1, 2010, March 31, 2010		12,465,857	$14,220,192
Issued: Acquisition of ELL Technologies	(a)	1,050,000	651,000
Issued : Shares issued on loan financing	(b)	433,332	260,000
Balance as of December 31, 2010		13,949,189	$15,131,192
Private placement	(c)	3,682,001	2,195,200
Less: Share issue costs	(c)	-	(134,743)
Less: Warrants	(c)	-	(1,074,309)
Balance as of March 31, 2011		17,631,190	$16,117,340

(a)         On May 13, 2010, the Company announced the acquisition of ELL Technologies from UK based SCP Partners. The consideration payable to SCP Partners, as principal shareholder of ELL Technologies, for the acquisition was paid and satisfied as follows:

•
1,000,000 Lingo Media treasury shares, subject to a lock-up and leak-out agreement for 36 months after closing and a monthly leak-out in equal installments of 41,667 shares being released per month from the 13th to 36th month;

•
US$763,729 to be paid 12 months after the closing or earlier, in cash and/or in a second tranche of Lingo Media treasury shares at the Company’s sole discretion.  If US$763,729 is paid in Lingo Media treasury shares, the price per share shall be (i) the then current market price based on a ten day trading average, and (ii) not less than CAD$0.50 per share, subject to a lock-up and a leak-out agreement for 24 months in equal monthly installments; and

•	Lingo Media will pay royalties based on net revenues at rates ranging from 10% to 2% based on escalating sales from increments of US$1 Million to US$5 Million for a period of three years.

Landmark Ventures, Inc. acted as financial advisor to ELL Technologies Limited and its principal shareholder, SCP Partners. As part of the transaction fee, the Company will issue 50,000 Lingo Media treasury shares to Landmark Ventures upon closing.

(b)         On September 9, 2010, Lingo Media closed a $1 Million bridge loan financing. The Company may also raise up to an additional $1.5 Million on the same terms and conditions as the Financing.

Pursuant to the terms of the financing, Lingo Media has entered into a loan agreement and general security agreements with five arm's length parties and three insiders  to borrow an aggregate of $1,000,000. The insider participation consisted of one director/officer who advanced $300,000 and two executive officers who advanced $55,000 in aggregate.

The Loan has a maturity date of September 8, 2011 and bears interest at a rate of 9% per annum, payable monthly in arrears, and is secured by a charge over all of Lingo Media’s assets and properties.  The Company will issue to the lenders as additional consideration for the Loan an aggregate of 400,000 common shares of Lingo Media (the "Bonus Shares").  The Bonus Shares will be issued based on 20% of the value of the Loan, divided by a deemed issue price of $0.50 per Bonus Share.  The Company has also agreed to repay to the lenders $0.50 of every $1.00 raised by Lingo Media through any equity financing during the term of the Loan. Lingo Media may elect to prepay the Loan in whole or in part at any time at its sole discretion without penalty.

The Company has also agreed to issue 33,333 common shares of Lingo Media to eligible persons (collectively, the "Finder") in connection with the proceeds raised under the loan through the Finder.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

12.   SHARE CAPITAL (Cont’d)

(c)            On March 4, 2011, the Company closed a non-brokered private placement financing of 2,500,000 units (each a "Unit") at $0.60 per Unit and an over-allotment of 1,158,668 Units for gross proceeds of $2,195,200 (the "Financing").

Each Unit is comprised of one common share (each a "Common Share") in the capital of the Company and one non-transferable common share purchase warrant (each a "Warrant").  Each Warrant entitles the holder to purchase one Common Share at an exercise price of $0.75 per share until September 4, 2012.  The Warrants are callable, at the option of Lingo Media, after July 5, 2011 in the event its Common Shares trade at or over $1.20 per share for 10 consecutive trading days.  The number of Common Shares issuable pursuant to the Financing, if all Warrants are exercised, is 7,317,336 Common Shares for gross proceeds of $4,939,201.

In connection with the Financing, the Company agreed to pay a 7% finder's fee payable in cash (the "Cash Finder's Fee") or Units (the "Finder's Units") to eligible persons (the "Finders"), along with finder's warrants ("Finder's Warrants") equal to 6% of the Units placed by the Finder in the Financing.  Each Finder Unit entitles the holder to one Common Share and one Warrant.  Each Finder's Warrant entitles the holder to acquire one Common Share of Lingo at $0.60 until September 4, 2012.  On closing, the Company issued 23,333 Finder's Units, 151,620 Finder's Warrants and paid a $92,135 Cash Finder's Fee to the Finders.

13.           SHARE BASED PAYMENT RESERVE

Amount
Balance as of January 1, 2010	1,290,631
Share based payments charged to operations	43,146
Balance as of March 31, 2010	1,333,777
Share based payments charged to operations	26,151
Warrants expired	281,355
Balance as of December 31, 2010	1,641,283
Share based payments charged to operations	379,122
Balance as of March 31, 2011	2,020,405

In September 2010, the Company amended its stock option plan (the “2010 Plan“).  The 2010 Plan was established to provide an incentive to employees, officers, directors and consultants of the Company and its subsidiaries.  The maximum number of shares which may be reserved for issuance under the 2010 Plan is limited to 2,703,171 common shares less the number of shares reserved for issuance pursuant to options granted under the 1996 Plan, the 2000 Plan, the 2005 Plan and 2009 Plan, provided that the Board of Directors of the Company has the right, from time to time, to increase such number subject to the approval of the relevant exchange on which the shares are listed and the approval of the shareholders of the Company.

The maximum number of common shares that may be reserved for issuance to any one person under the 2010 Plan is 5% of the common shares outstanding at the time of the grant (calculated on a non-diluted basis) less the number of shares reserved for issuance to such person under any option to purchase common shares of the Company granted as a compensation or incentive mechanism.

The exercise price of each option can not be less than the market price of the shares on the day immediately proceeding the day of the grant less any permitted discount.  The exercise period of the options granted can not exceed 10 years.  Options granted under the 2010 Plan do not have any required vesting provisions. The Board of Directors of the Company may, from time to time, amend or revise the terms of the 2010 Plan or may terminate it at any time.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

13.           SHARE BASED PAYMENT RESERVE (Cont’d)

The following summarizes the options outstanding:

	Number of Options	Weighted Average Exercise Price
Outstanding as at January 1, 2010	919,106	1.30
Granted	100,000
Expired	(42,143)
Outstanding as at March 31, 2010	976,963	1.33
Granted	(155,816)
Forfeited	(112,791)
Outstanding as at December 31, 2010	708,356	1.27
Granted	1,762,000
Expired	(14,286)
Outstanding as at March 31, 2011	2,456,070	0.91

Options exercisable as at January 1, 2010	657,606	1.12
Options exercisable as at March 31, 2010	659,921	1.12
Options exercisable as at December 31, 2010	658,356	1.24
Options exercisable as at March 31, 2011	1,431,630	1.12

The following table summarizes information about stock options outstanding at March 31, 2011.

	Options exercisable			Options outstanding
Expiry date	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number outstanding	Weighted average exercise price
2/14/2012	195,343	0.88	0.70	195,343	0.70
5/22/2012	21,429	1.15	0.84	21,429	0.84
6/14/2012	10.798	1.21	0.91	10,798	0.91
1/12/2013	85,000	1.79	0.70	85,000	0.70
3/10/2013	15,000	1.95	1.40	15,000	1.40
4/10/2013	50,000	2.03	1.70	50,000	1.70
4/22/2013	5,000	2.06	2.00	5,000	2.00
6/26/2013	25,000	2.24	1.80	25,000	1.80
5/1/2014	186,500	3.09	1.75	186,500	1.75
2/1/2015	66,668	3.84	1.75	100,000	1.75
2/15/2016	695,892	4.88	0.87	1,562,000	0.77
2/22/2016	75,000	4.90	0.72	200,000	0.76

The weighted average grant-date fair value of options granted to employees, consultants and directors during 2011 has been estimated at $0.44 (2010 - $0.03) using the Black-Scholes option-pricing model. The estimated fair value of the options granted is expensed over the options vesting periods. The pricing model assumes the weighted average risk free interest rates of 1.78% (2010 – 1.08%) weighted average expected dividend yields of NIL (2010 – NIL), the weighted average expected common stock price volatility of 81% (2010 – 94%) and a weighted average expected life of 5 years (2009 – 1 years), which were estimated based on past experience with options and option contract specifics.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

14.           WARRANTS

The following summarizes the warrants outstanding:

Amount
Balance as at January 1, 2010	$281,355
Warrants issued	-
Warrants expired	-
Balance as at March 31, 2010	281,355
Warrants issued	-
Warrants expired	281,355
Balance as at December 31, 2010	Nil
Warrants issued	1,074,309
Warrants expired	-
Balance as at March 31, 2011	$1,074,309

	Weighted Average			Weighted
	Remaining		Number	Average
	Contractual		of	Exercise
	Life (years)	Series	Warrants	Price
January 1, 2010		2008	2,142,858	8.00
March 31, 2010			2,142,858
Expired	1.49		2,142,858
December 31, 2010			-
Expired			-
Issued		2011	3,658,688	0.75
March 31, 2011			3,658,688

The following summarizes the compensation warrants outstanding:

	Weighted Average			Weighted
	Remaining		Number	Average
	Contractual		of	Exercise
	Life (years)	Series	Warrants	Price
December 31, 2010				Nil
Expired
Issued	1.49	2011	151,620	0.60
March 31, 2011			151,620

15.   FINANCIAL INSTRUMENTS

Fair values

The carrying value of cash approximates its fair value due to the liquidity of this instrument. The carrying value of accounts payables and accrued liabilities approximates its fair value due to the requirement to extinguish the liability on demand.

Financial risk management objectives and policies

The financial risk arising from the Group’s operations are currency risk and liquidity risk. These risks arise from the normal course of operations and all transactions undertaken are to support the Group’s ability to continue as a going concern. The risks associated with these financial instruments and the policies on how to mitigate these risks are set out below.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

15.   FINANCIAL INSTRUMENTS (Cont’d)

Financial risk management objectives and policies (Cont’d)

Management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner. The Group’s senior management oversees the management of these risks. The Board of Directors reviews and agrees policies for managing each of these risks which are summarized below.

Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to the risk of changes in foreign exchange rates relates primarily to the Group’s operating activities (when revenue or expense is denominated in a different currency from the Group’s functional currency) and the Group’s net investments in foreign subsidiaries. The Company operates internationally and is exposed to foreign exchange risk as certain expenditures are denominated in non-Canadian dollar currencies.

Liquidity Risk

The Company manages its liquidity risk by preparing and monitoring forecasts of cash expenditures to ensure that it will have sufficient liquidity to meet liabilities when due.  The Company’s accounts payable and accrued liabilities generally have maturities of less than 90 days.  At March 31, 2011, the Company had cash of $1,055,750 to settle current liabilities of $2,461,854.

Fair Hierarchy and Liquidity Risk

The following summarizes the methods and assumptions used in estimating the fair value of the Company's financial instruments where measurement is required.  The measurements are subjective in nature, involve uncertainties and are a matter of significant judgment. The methods and assumptions used to develop fair value measurements, for those financial instruments where fair value is recognized in the balance sheet, have been prioritized into three levels as per the fair value hierarchy included in IFRS.

a.	Level one includes quoted prices (unadjusted) in active markets for identical assets or liabilities.
b.	Level two includes inputs that are observable other than quoted prices included in level one.
c.	Level three includes inputs that are not based on observable market data.

All of the Company's cash is a level one as per the fair value hierarchy included in IFRS.

16.   CAPITAL MANAGEMENT

The Company’s primary objectives when managing capital are to (a) safeguard the Company’s ability to explore and develop mineral properties to which it has an interest, and (b) provide a sound capital structure for raising capital at a reasonable cost for the funding of ongoing exploration, development and new growth initiatives. The Board of Directors does not establish quantitative capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company includes equity, comprised of issued capital stock, warrants, contributed surplus and deficit, in the definition of capital. The Company is dependent on external financing to fund its activities. In order to carry out planned exploration and development and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

17.   SEGMENTED INFORMATION

The Company operates two distinct reportable business segments as follows:
Online English Language Learning: The Company offers a groundbreaking online service using robust speech recognition technology acquired through its acquisition of Speak2Me Inc. in October 2007.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

Print-based English Language Learning: The Company develops, publishes, distributes and licenses book, audio/video cassette, CD-based product and supplemental product for English language learning for the educational school markets in China.

For Three Months Ended March 31, 2011

	Online English Language Learning	Print-based English Language Learning	Total
Revenue	230,456	70,378	300,834
Cost of sales	(43,997)	(13,871)	(57,868)
Margin	186,459	56,507	242,966
Segment assets	4,134,064	1,703,648	5,837,712
Segment loss	808,143	735,691	1,543,834

For Three Months Ended March 31, 2010

	Online English Language Learning	Print-based English Language Learning	Total
Revenue	78,052	57,243	135,295
Cost of sales	(9,633)	-	(9,633)
Margin	68,419	57,243
Acquisition of property and equipment	14,458	-	14,458
Segment assets	4,654,475	1,048,677	5,292,555
Segment loss	629,114	451,463	1,080,577

The Company's revenue by geographic region based on the region in which the customers are located is as follows:

	March 31, 2011	March 31, 2010
Canada	$-	$-
China	163,371	135,295
Other	137,463	-
	$300,834	$135,295

The majority of the Company’s identifiable assets as at March 31, 2011 are located as follows:

	March 31, 2011	March 31, 2010
Canada	$5,805,924	%5,275,149
China	31,788	17,406
	$5,837,712	$5,292,555

18.           EXPLANATIONS OF TRANSITION TO IFRS

The accounting policies in note 4 have been applied in preparing the condensed interim consolidated financial statements for the quarter ended 31 March 2011 and the preparation of an opening IFRS statement of financial position on 1 January 2010, the Transition Date. An explanation of how the transition from GAAP to IFRS has affected the Group’s statement of financial position and statement of comprehensive loss is set out in the following statements.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

Reconciliation of assets, liabilities and equity

	As at January 1, 2010			As at March 31, 2010			As at December 31, 2010
	CGAAP	Effect of transition	IFRS	CGAAP	Effect of transition	IFRS	CGAAP	Effect of transition	IFRS
ASSETS
Current assets
Cash and cash equivalents	201,451		201,451	270,943		270,943	230,906		230,906
Short term investment	569,571		569,571	524,654		524,654	931,101		931,101
Other receivables	76,954		76,954	154,086		154,086	93,465		93,465
	847,976		847,976	949,683		949,683	1,255,472		1,255,472
Non-current assets
Property and equipment	73,351		73,351	71,530		71,530	62,342		62,342
Publishing development cost, net	24,018		24,018	8,807		8,807	8,807		8,807
Software and web development costs, net	4,757,807		4,757,807	4,262,535		4,262,535	4,234,283		4,234,283
Goodwill	-		-	-		-	139,618		139,618
	4,855,176		4,855,176	4,342,872		4,342,872	4,445,050		4,445,050
TOTAL ASSETS	5,703,152		5,703,152	5,292,555		5,292,555	5,700,522		5,700,522

EQUITY AND LIABILITIES
Current liabilities
Accounts payable	313,915		313,915	504,905		504,905	903,689		903,689
Accrued liabilities	393,665		393,665	436,920		436,920	729,892		729,892
Deferred revenue	15,533		15,533	58,119		58,119	-		-
Borrowings	-		-	50,000		50,000	1,587,000		1,587,000
Non-current liabilities	723,113		723,113	1,049,944		1,049,944	3,220,581		3,220,581

Deferred tax	564,997		564,997	564,999		564,999	-		-
Borrowings	-		-	300,000		300,000	763,729		763,729
TOTAL LIABILITIES	1,288,110		1,288,110	1,914,943		1,914,943	3,984,310		3,984,310
Equity attributable to the equity holders of the company
Issued share capital	14,220,192		14,220,192	14,220,192		14,220,192	15,131,192		15,131,192
Share warrants	281,355		281,355	281,355		281,355	-		-
Share based payment reserve	1,290,631		1,290,631	1,333,778		1,333,778	1,641,283		1,641,283
Foreign currency translation reserves	-	(181,733)	(181,733)	-	54,162	54,162	-	80,417	80,417
Profit and Loss – period/year	(2,591,852)	340,733	(2,251,119)	(1,080,577)	(235,895)	(1,316,472)	(3,679,127)	(262,150)	(3,941,277)
Accumulated loss	(8,785,284	(159,000)	(8,944,284)	(11,377,136)	181,733	(11,195,403)	(11,195,403)	181,733	(11,195,403)
TOTAL EQUITY	4,415,042		4,415,042	3,377,612		3,377,612	1,716,212		1,716,212
TOTAL EQUITY AND LIABILITIES	5,703,152		5,703,152	5,292,555		5,292,555	5,700,522		5,700,522

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

Reconciliation of loss and comprehensive loss

	3 Months ended March 31, 2010			12 months ended December 31, 2010
	CGAAP	Effect of transition	IFRS	CGAAP	Effect of transition	IFRS

Revenue	135,295		135,295	1,985,153		1,985,153
Direct costs	(9,633)		(9,633)	(117,941)		(117,941)
Gross profit	125,662		125,662	1,867,212		1,867,212

Operating expenses
Amortization – publishing development costs	16,745		16,745	15,211		15,211
Amortization – property and equipment	1,716		1,716	14,081		14,081
Amortization – software development costs	604,668		604,668	2,443,382		2,443,382
Selling, general and administrative expense	528,881	37,810	566,691	2,927,815	52,653	2,980,468
Share based compensation	43,146		43,146	69,297		69,297
Total expenses	1,195,156	37,810	1,232,966	5,469,786	52,653	5,522,439
Loss from operations	1,069,494	37,810	1,107,304	3,602,574	52,653	3,655,227

Other income / expenses
Interest expense	2,384		2,384	473,470		473,470
Foreign exchange (income)/loss	-	198,085	198,085	-	(26,398)	(26,398)

Loss from continuing operations before tax	1,071,878	235,895	911,603	4,076,044	26,255	4,102,299

Income tax expense	8,699		8,699	(396,917)		(396,917)
Loss for the year	1,080,577	235,895	902,904	3,679,127	26,255	3,705,382

Other comprehensive income
	-
Exchange differences on translating foreign operations	-	(235,895)	(235,895)	-	(26,255)	(26,255)

Total comprehensive loss for the year, net of tax	1,080,577	-	1,138,799	3,679,127		3,679,127

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

Reconciliation of equity

The following reconciliation provides a quantification of the effect, after taxation, of the transition to IFRS

Reconciliation of equity	Note	As at transition date –January 1, 2010	For the 3 months ended March 31, 2010	For the 12 months ended December 31, 2010

Equity previously reported under Canadian GAAP		4,415,042	3,377,612	1,716,212

Items separately disclosed in the shareholders‟ equity

- Non controlling interest, previously disclosed within accumulated loss

- Foreign currency translation reserves on translation and subsequent transfers			235,895

- Adjustment to accumulated deficit due to separate disclosure of above items
		4,415,042	3,613,507	1,716,212

Adjustment upon adoption of IFRS

- Differences arising from applying the closing rate for all reporting periods to non-monetary assets

- Differences arising from applying the closing rate for all reporting periods to non-monetary liabilities

Equity reported under IFRS		4,415,042	3,613,507	1,716,212

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

19.  RESTATEMENT OF STATEMENT OF CASH FLOWS FROM CANADIAN GAAP TO IFRS

The restatement from Canadian GAAP to IFRS had no significant effect on the reported cash flows generated by the Group. The reconciling items between Canadian GAAP and IFRS presentation have no net effect on the cash flows generated.

Notes to reconciliation

IFRS 1 – First-time Adoption of International Financial Reporting Standards (“IFRS”) sets forth guidance for the initial adoption of IFRS. Under IFRS 1 the standards are applied retrospectively at the transitional statement of financial position date with all adjustment to assets and liabilities taken to retained earning unless certain exemptions are applied. The Group has applied the following exemptions to its opening statement of financial positions dated 1 January 2010:

a) Basis of Consolidation and Business Combinations

The Group has adopted IAS27 (Revised) – Consolidated and Separate Financial Statements in accordance with the transitional provisions of IFRS 1.

As a result, for the financial year ended 31 December 2009, shareholders equity will remain unchanged. However; for the financial year ended 31 December 2010 will be re-allocated from accumulated deficit to non-controlling shareholder’s interest in order to comply with the disclosure requirements in IAS 27 (Revised).

b) Functional currency and foreign operations

IFRS requires that the functional currency of each entity in the consolidated Group be determined separately in accordance with the indicators as per IAS 21 – Foreign exchange and should be measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of some companies of the Group is the US Dollars (“USD”) and the Chinese Renminbi (“RMB”). The consolidated financial statements are presented in Canadian Dollars (“$”) which is the group’s presentation currency. Under IFRS, the results and financial position of all the group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
•
income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

•	all resulting exchange differences are recognized as a separate component of equity.

As a result of the application of the translation rules contained in IAS 21, for the year ended December 31, 2010, non-monetary assets, which includes property, plant and equipment and exploration and evaluation assets, will decrease by $67,483 with a corresponding adjustment to the foreign currency translation reserve.

c) Share-based payment transactions

The fair value of share options under the employee share incentive schemes and other equity instruments granted to Group employees is recognised as an employee expense with a corresponding increase in equity. The fair value is measured at grant date and expensed over the period during which the employee becomes unconditionally entitled to the equity instruments. The total amount to be expensed is determined by reference to the fair value of the options granted, excluding the impact of any non-market service and performance vesting conditions. Non-market vesting conditions are included in assumptions about the number of options that are expected to vest.

The fair value of the instruments granted is measured using the Black-Scholes option pricing formula, taking into account the terms and conditions upon which the instruments are granted. At each balance sheet date, the entity revises its estimates of the number of options that are expected to vest based on the non-marketing vesting conditions. It recognises the impact of the revision to original estimates, if any, in the income statement, with a

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

19. RESTATEMENT OF STATEMENT OF CASH FLOWS FROM CANADIAN GAAP TO IFRS (Cont’d)

corresponding adjustment to equity. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

This accounting policy has been applied to all equity instruments granted after November 7, 2002 that has not yet vested at January 1, 2005.

As under IFRS 2, Canadian GAAP also requires the Company to measure stock-based compensation related to stock-options granted to employees at the fair value of the options on the date of grant and to recognize such expense over the vesting period of the option.

20. ACQUISITION

On May 13, 2010, the Company acquired all issued and outstanding shares of ELL Technologies (the "Acquisition"). The results of ELL Technologies’ operations have been included in these consolidated financial statements since that date. The aggregate purchase price was $1,385,000 which is satisfied through the treasury shares issued in the amount of 1,000,000 valued at $620,000 and an agreement to pay $1,000,000 USD less identified liabilities greater than $100,000USD, calculated to be $765,000, to be paid 12 months after the closing date or earlier, in cash and/or in Lingo Media treasury shares at the Company’s sole discretion.

In connection with the Acquisition, 50,000 shares valued at $31,000 were issued, along with cash payments of $128,000, to a broker agent. These acquisition costs were expensed as incurred. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed on the date of acquisition.

ELL
Technologies
ELL content	$1,477,112
Customer relationships	130,000
Future income tax asset	433,000
Goodwill	139,618
Current liabilities	(340,195)
Future income tax liability	(433,000)
$1,406,535
Share consideration	$620,000
Loan payable	786,535
$1,406,535

21. RELATED PARTY BALANCES AND TRANSACTIONS

During the year, the Company had the following transactions with related parties, made in the normal course of operations, and accounted for at an amount of consideration established and agreed to by the Company and related parties.

(a)	In the first quarter of 2011, the Company charged $16,313 (2010 – 20,433) to a corporation with one director in common for rent, administration, office charges and telecommunications.

(b)	In the first quarter of 2011, the Company paid $45,000 (2010 - $45,000) for consulting fees to a corporation owned by a director and officer of the Company.

(c)	At March 31, 2011, the Company had loans payable due to corporations controlled by officers in the Company in the amount of $335,000 bearing interest at 9% per annum.

22. SUBSEQUENT EVENTS

On May 11, 2011 the Company closed a non-brokered private placement financing of 1,875,000 units (each a "Unit") at $0.60 per Unit for gross proceeds of $1,125,000 (the "Financing").

Each Unit is comprised of one common share (each a "Common Share") in the capital of the Company and one non-transferable common share purchase warrant (each a "Warrant"). Each Warrant entitles the holder to purchase one Common Share at an exercise price of $0.75 per share until November 11, 2012. The Warrants are callable, at the option of Lingo Media, after September 11, 2011 in the event its Common Shares trade at or over $1.20 per share for 10 consecutive trading days. The number of Common Shares issuable pursuant to the Financing, if all Warrants are exercised, is 3,750,000 Common Shares for gross proceeds of $2,531,250.

LINGO MEDIA CORPORATION
Notes to Condensed Consolidated Interim Financial Statements
March 31, 2011
(Unaudited - See Notice to Reader)

22. SUBSEQUENT EVENTS (Cont’d)

In connection with the Financing, the Company agreed to pay a 7% finder's fee payable in cash (the "Cash Finder's Fee") to eligible persons (the "Finders"), along with finder's warrants ("Finder's Warrants") equal to 6% of the Units placed by the Finder in the Financing. Each Finder's Warrant entitles the holder to acquire one Common Share of Lingo at $0.60 until November 11, 2012. On closing, the Company issued 78,900 Finder's Warrants and paid a $55,230 Cash Finder's Fee to the Finders.  The securities issued pursuant to the Financing will all be subject to a 4 month regulatory hold period commencing from the date of closing

On June 3, 2011 the Company issued 1,036,987 common shares (the "Payment Shares") as the second and final payment representing the balance payable to SCP Partners, for the acquisition of ELL Technologies Limited ("ELL Technologies"). This payment was made pursuant to the purchase agreement (the "Purchase Agreement") between Lingo Media and SCP Partners announced on May 13, 2010, whereby Lingo Media acquired all of issued and outstanding shares of ELL Technologies (the "Acquisition").

The Payment Shares are subject to a four month regulatory hold period from the date of issuance and are also subject to a 24 month lock-up and leak-out agreement whereby the Payment Shares will be held in escrow and released in a monthly leak-out of equal instalments of 43,208 shares released each month.

Under the Purchase Agreement, Lingo Media had the right to settle the balance owed in cash and/or in a second tranche of Lingo Media treasury shares at its sole discretion. The number of Payment Shares to be issued was based on the current market price, equal to the weighted average price per share at which the shares were traded on the TSX Venture Exchange during the period of ten (10) consecutive trading days ending not more than five (5) business days before the payment date.

Trading Symbols (TSX-V: LM; OTC BB: LMDCF) 151 Bloor St W Suite 703 Toronto, Ontario Canada M5S 1S4 Tel : 416.927.7000 Fax : 416.927.1222 www.lingomedia.com

Lingo Media Corporation

Form 51 – 102 F1

Management Discussion and Analysis

First Quarter Ended March 31, 2011
(Unaudited – Prepared by Management)

June 29, 2011

MANAGEMENT’S DISCUSSION & ANALYSIS
FOR THE FIRST QUARTER ENDED MARCH 31, 2011

Notice to Reader

Management has compiled the unaudited financial statements of Lingo Media Corporation. (“Lingo Media” or the “Company”) consisting of the consolidated interim Balance Sheet as at March 31, 2011 and the consolidated interim Statements of Deficit, Operations, and Cash Flows for the three months ended March 31, 2011.  All amounts are stated in Canadian dollars.  An accounting firm has not reviewed or audited this interim financial information.

The following MD&A of Lingo Media Corporation’s financial condition and results of operations, prepared as of June 29, 2011, should be read in conjunction with the unaudited consolidated interim financial statements of the Company for the three months ended March 31, 2011 which are incorporated by reference herein and form an integral part of this MD&A.  All dollar amounts are in Canadian dollars unless stated otherwise. These documents can be found on the SEDAR website, www.sedar.com.

Our MD&A is intended to enable readers to gain an understanding of Lingo Media’s current results and financial position.  To do so, we provide information and analysis comparing the results of operations and financial position for the current year to those of the preceding comparable twelve month period.  We also provide analysis and commentary that we believe is required to assess the Company's future prospects.  Accordingly, certain sections of this report contain forward-looking statements that are based on current plans and expectations.  These forward-looking statements are affected by risks and uncertainties that are discussed in this document and that could have a material impact on future prospects.  Readers are cautioned that actual results could vary.

Cautions Regarding Forward-Looking Statements

This MD&A contains certain forward-looking statements, which reflect management’s expectations regarding the Company’s results of operations, performance, growth, and business prospects and opportunities.

Statements about the Company’s future plans and intentions, results, levels of activity, performance, goals or achievements or other future events constitute forward-looking statements.  Wherever possible, words such as "may," "will," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," or "potential" or the negative or other variations of these words, or similar words or phrases, have been used to identify these forward-looking statements.  These statements reflect management’s current beliefs and are based on information currently available to management as at the date hereof.

Forward-looking statements involve significant risk, uncertainties and assumptions.  Many factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements.  These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements.  Although the forward-looking statements contained in this MD&A are based upon what Management believes to be reasonable assumptions, the Company cannot assure readers that actual results will be consistent with these forward-looking statements.  These forward-looking statements are made as of the date of this MD&A, and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required by law.  Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including: general economic and market segment conditions, competitor activity, product capability and acceptance, international risk and currency exchange rates and technology changes. More detailed assessment of the risks that could cause actual results to materially differ than current expectations is contained in the "Quantitative and Qualitative Disclosures of Market Risk" section of this MD&A.

Lingo Media Corporation (TSX-V: LM; OTC BB: LMDCF) Management Discussion & Analysis

2

Summary Description of Lingo Media

As of March 31, 2011, the Company operated three distinct business segments as follows:

Social Learning

The Company provides online English language learning and training services that are offered across a number of verticals.

Through its free-to-consumer www.speak2me.cn website, the Company operates one of the leading online English language learning community in China that includes a unique social-networking infrastructure. This website incorporates its proven pedagogy with fun, interactive lesson modules to address the rapidly growing need for spoken English in China and abroad. Speak2Me's platform uses speech recognition technology to teach spoken English online through more than 350 targeted lessons that engage users in interactive conversations with a virtual instructor. The www.speak2me.cn website generates its revenue from traditional digital advertising, as well as, its patent-pending Conversational Advertising™ platform. Conversational Advertising™ allows an advertiser to embed its brand and message inside a lesson that engages a user for 2-3 minutes. Speak2Me has developed an application that can be implemented in leading social networking sites by integrating Conversational Advertising™ as part of the App. In addition, Speak2Me earns royalty income from its local distributor through the selling of its stand-alone English language learning CD-ROM products in China.

English Language Learning Training

To further leverage its lesson library and technology platform, the Company has expanded its online offerings to include fee-based training solutions for corporations, governments, educational institutions, and consumers.  This fee-based training service is available under the brand Parlo at www.parlo.com.  In April 2010, Lingo Media introduced an off-the-shelf product called Parlo Business English that incorporates a reporting platform in the form of a Learning Management System for HR administrators. Parlo also offers customized solutions to tailor to clients’ needs.  Parlo rebranded the original Parlo website as a consumer website that targets individual consumers internationally through a subscription model. Parlo will earn its revenues from seat licenses and subscription fees.

In May 2010, The Company acquired ELL Technologies which offers over 1,700 hours of interactive learning through a number of product offerings that include Q English, Q Business, Q Kids, and Q Traveler. ELL Technologies Limited sells in over 25 countries through a network of distributors and earns its revenues from licensing and subscription fees.

Print-Based English Language Learning

The Company continues to maintain its legacy business through its subsidiary Lingo Learning, a print-based publisher of English language learning programs in China since 2001. Lingo Learning has an established presence in China’s education market of 300 million students.  To date, it has co-published more than 385 million units from its library of more than 340 program titles in China.

Recent Developments

On February 23, 2011, Lingo Media announced that ELL Technologies and its Colombian distributor, Corporate Education Solutions (“CES”), had signed a contract with Escuela Superior de Administracion Publica (“ESAP”), a public administration college. ESAP provides high quality education through the use of research and technology through its 15 regional offices. Under the contract, ESAP has purchased the basic, intermediate and advanced levels of Q English courses and the Winnie and Freddie Q Kids products.

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On March 4, 2011, the Company closed a non-brokered private placement financing of 2,500,000 units (each a "Unit") at $0.60 per Unit and an over-allotment of 1,158,668 Units for gross proceeds of $2,195,200 (the "Financing").

Each Unit is comprised of one common share (each a "Common Share") in the capital of the Company and one non-transferable common share purchase warrant (each a "Warrant"). Each Warrant entitles the holder to purchase one Common Share at an exercise price of $0.75 per share until September 4, 2012. The Warrants are callable, at the option of Lingo Media, after July 5, 2011 in the event its Common Shares trade at or over $1.20 per share for 10 consecutive trading days. The number of Common Shares issuable pursuant to the Financing, if all Warrants are exercised, is 7,317,336 Common Shares for gross proceeds of $4,939,201.

In connection with the Financing, the Company agreed to pay a 7% finder's fee payable in cash (the "Cash Finder's Fee") or Units (the "Finder's Units") to eligible persons (the "Finders"), along with finder's warrants ("Finder's Warrants") equal to 6% of the Units placed by the Finder in the Financing. Each Finder Unit entitles the holder to one Common Share and one Warrant. Each Finder's Warrant entitles the holder to acquire one Common Share of Lingo at $0.60 until September 4, 2012. On closing, the Company issued 23,333 Finder's Units, 151,620 Finder's Warrants and paid a $92,135 Cash Finder's Fee to the Finders.  The securities issued pursuant to the Financing will all be subject to a 4 month regulatory hold period commencing from the date of closing.

On May 11, 2011 the Company closed a non-brokered private placement financing of 1,875,000 units (each a "Unit") at $0.60 per Unit for gross proceeds of $1,125,000 (the "Financing").

Each Unit is comprised of one common share (each a "Common Share") in the capital of the Company and one non-transferable common share purchase warrant (each a "Warrant"). Each Warrant entitles the holder to purchase one Common Share at an exercise price of $0.75 per share until November 11, 2012. The Warrants are callable, at the option of Lingo Media, after September 11, 2011 in the event its Common Shares trade at or over $1.20 per share for 10 consecutive trading days. The number of Common Shares issuable pursuant to the Financing, if all Warrants are exercised, is 3,750,000 Common Shares for gross proceeds of $2,531,250.

In connection with the Financing, the Company agreed to pay a 7% finder's fee payable in cash (the "Cash Finder's Fee") to eligible persons (the "Finders"), along with finder's warrants ("Finder's Warrants") equal to 6% of the Units placed by the Finder in the Financing. Each Finder's Warrant entitles the holder to acquire one Common Share of Lingo at $0.60 until November 11, 2012. On closing, the Company issued 78,900 Finder's Warrants and paid a $55,230 Cash Finder's Fee to the Finders.  The securities issued pursuant to the Financing will all be subject to a 4 month regulatory hold period commencing from the date of closing

On June 3, 2011 that it has issued 1,036,987 common shares (the "Payment Shares") as the second and final payment representing the balance payable to SCP Partners, for the acquisition of ELL Technologies Limited ("ELL Technologies"). This payment was made pursuant to the purchase agreement (the "Purchase Agreement") between Lingo Media and SCP Partners announced on May 13, 2010, whereby Lingo Media acquired all of issued and outstanding shares of ELL Technologies (the "Acquisition").

The Payment Shares are subject to a four month regulatory hold period from the date of issuance and are also subject to a 24 month lock-up and leak-out agreement whereby the Payment Shares will be held in escrow and released in a monthly leak-out of equal instalments of 43,208 shares released each month.

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Under the Purchase Agreement, Lingo Media had the right to settle the balance owed in cash and/or in a second tranche of Lingo Media treasury shares at its sole discretion. The number of Payment Shares to be issued was based on the current market price, equal to the weighted average price per share at which the shares were traded on the TSX Venture Exchange during the period of ten (10) consecutive trading days ending not more than five (5) business days before the payment date.

Revenue Recognition Policy

The Company earns advertising revenue through Speak2Me, a free-to-consumer advertising-based online ELL service focused on interactive English language learning in China.  Speak2Me develops targeted Conversational Advertising™ lessons which are available to users of www.speak2me.cn free of charge.  Revenues earned from Conversational Advertising™ are recognized as these lessons are featured on www.speak2me.cn and when collectability is reasonably assured.  Speak2Me has English language learning CD-ROM products which generate royalty revenue from its Shanghai-based distributor.  Revenue is recognized upon the confirmation of sales from the distributor and when collectability is reasonably assured.

Parlo earns training revenue by developing and hosting online English language learning solutions for its customers, both off the shelf and customized solutions.  Revenue is recognized equally over the term of the agreement upon the lessons becoming accessible by the customer and when collectability is reasonably assured.

ELL earns training revenue through sales of its Q group products.  Revenue is recognized upon delivery of the training courses to the end client through the distributor.

Lingo Learning earns royalty revenues from its key customer, People’s Education Press (“PEP”), who is the Chinese Government’s State Ministry of Education’s publishing arm, on the following basis:

•	Finished Product Sales – PEP prints and sells Lingo Media’s ELL programs to provincial distributors in China; and

•	Licensing Sales – PEP licenses Lingo Media’s ELL programs to provincial publishers who then print and sell the programs to provincial distributors in China.

Lingo Media earns a significantly higher royalty rate from Finished Product Sales compared to Licensing Sales.

In accordance with the co-publishing agreement between PEP and Lingo Media, PEP pays to Lingo Media a royalty on print runs of textbooks and supplemental products called Finished Product Sales and PEP pays to Lingo Media a percentage of their royalties earned on actual revenues called Licensing Sales.  PEP provides Lingo Media with print run reconciliations on a semi-annual basis, as their reporting systems are unable to provide quarterly sales information.  Revenue is recognized upon the confirmation of such sales and when collectability is reasonably assured.

Royalty revenues from PEP’s audiovisual-based products are recognized upon the confirmation of sales, and when collectability is reasonably assured.  Royalty revenues are not subject to right of return or product warranties. Revenues from the sale of products are recognized upon delivery and when the risk of ownership is transferred and collectibles are reasonably assured.

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Overall Performance

China

Online English Language Learning
Speak2Me continues to provide sponsored Conversational Advertising™ lessons on www.speak2me.cn.  In 2011, Speak2Me featured lessons for Mercedes Benz smart fortwo’s advertising campaign.  Revenue earned from Conversational Advertising™ for the three months ended March 31, 2011 was $60,263 compared to $48,143 for March 31, 2010. Speak2Me has historically earned royalty revenue from its English language learning CD-ROM products through its local distributor in China.  Revenue recognized for the first three months was $nil compared to $23,810 for the same period ended March 31, 2010.

ELL Technologies earned revenue from its Q Group of products of $170,193 for the period ended March 31, 2011,  compared to $nil for the same period in 2010.

Print-based English Language Learning
Lingo Media earned royalty revenue of $70,378 for the period ended March 31, 2011 compared to $nil for 2010.  With over 385 million copies of co-published units to date, Lingo Media continues to maintain its dominant market position in the primary level English language learning school publishing market in China.

Market Trends and Business Uncertainties

Lingo Media believes that the trends in English language learning in China are strong and continue to grow.  The State Ministry of Education in China (MOE) is expanding its mandate for the teaching of English to students, young professionals and adults. Although the outlook for learning English in China remains positive, there can be no assurance that this trend will continue or that the Company will benefit from this trend.

General Financial Condition

Financial Highlights

As at March 31, 2011 the Company had working capital deficiency of $555,053 compared to a deficiency of $100,263 as at December 31, 2010.  Net loss from operations for the quarter ended March 31, 2011 was ($1,543,834) compared to a loss from operations of ($1,107,304) for the quarter ended March 31, 2010.

For Three Months Ended March 31,	2011	2010	2009
Revenue Print-Based English Language Learning	70,378	57,243	-
Online English Language Learning	230,456	78,052	55,320
Loss from Continuing Operations	(1,543,834)	(1,107,304)	(455,135)
Loss per Share, Basic and Diluted: Continuing Operations	(0.09)	(0.09)	(0.04)
Net Income (Loss) from Discontinued Operations	-	-	351,109
Net Comprehensive Loss	(1,543,662)	(1,138,799)	(104,026)
Loss per Share, Basic and Diluted: Net Loss	(0.09)	(0.09)	(0.01)
Total Assets	5,837,712	5,292,555	7,917,192
Long Term Debt	763,729	864,997	564,997
Working Capital / (Deficit)	(555,053)	(100,263)	1,467,817
Cash (Used)/Provided - Continuing Operations	(498,448)	(169,683)	(599,715)

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In the first quarter ended March 31, 2011, the Company continued to earn revenue from the Online English Language Learning segment.  Loss from continuing operations increased to ($1,531,979) from ($1,107,304) a year ago.

The Company had cash on hand of $1,055,750 as at March 31, 2011, and continues to rely on its revenues from its recurring royalty stream from China and future equity and/or debt financings to fund its operations.

Discontinued Operations

On December 23, 2008, the Company made the decision to restructure A+'s operations and A+ filed a Proposal. After an extensive strategic evaluation, Lingo Media decided to focus its resources on the expansion of its English language learning businesses through its subsidiaries, Lingo Learning and Speak2Me. On March 27, 2009, the Proposal was accepted by A+'s creditors. Subsequently on April 23, 2009, the Proposal was approved by the Superior Court of Justice.

Contributions have been made by the Company according to the pre-determined schedule of the Proposal.  During 2009, the Company contributed $280,750 toward the Proposal and received a Certificate of Full Performance of Proposal.

Results of Operations

Revenue and Margin

Lingo Media earned revenues as follows:

	Online English Language Learning	Print-Based English Language Learning	Total
Revenue	$230,456	$70,378	$300,834
Cost of sales	43,997	13,871	57,868
Margin	$186,459	$56,507	$242,966

In accordance with the Co-Publishing Agreement between PEP and Lingo Media, PEP pays to Lingo Media a royalty on print runs of Finished Product Sales and a percentage of PEP’s royalties earned from Licensing Sales.  PEP provides Lingo Media with print run reconciliations on a semi-annual basis, as their reporting systems are unable to provide quarterly sales information. Lingo Media earned print-based English language learning revenue of $70,378 in the first quarter of 2010 through its Co-Publishing Agreement with Yilin Press.

Selling General and Administrative

General and administrative costs consist of executive compensation, consulting fees, office administration, rent, marketing, professional fees, shareholders services, any foreign exchange losses or gains and government grants which are offset against the general and administration expenses incurred during the period.

Total selling general and administrative costs for the quarter was $779,060 compared to $566,691 for the same period in 2010.  This increase was largely due to the expanded operations of Online English language learning services.  As the product development process advanced, the Company began to establish a sales team in China.   Selling, general and administrative expenses for the two segments are segregated below:

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Online English Language Learning
General and administrative cost was $ for the first quarter of 2011 compared to $122,865 for the same period in 2010. The overall general and administrative cost of Speak2Me and Parlo stayed consistent with 2010.

Online ELL	2011	2010	2009
Sales and marketing	236,070	$42,113	$27,894
Consulting fees and salaries	51,072	43,017	52,557
Travel	609	2,629	25,327
Administration	9,535	4,700	9,764
Premises	17,396	26,100	-
Professional fees	1,083	5,199	14,331
Foreign exchange	71,123	(893)	21
	$386,888	$122,865	$129,893

Print-Based English Language LearningSelling general and administrative cost for print-based publishing increased from 2010 to 2011.  Administration fees increased as the company increased head-count in its head office & Beijing office.  Premises expenses decreased as the Company allocated additional rent expenses to its growing Online ELL business.  Shareholder expenses increased as a result of the Company’s hiring of an investor relations firm in the United States.  The following is a breakdown of general and administrative costs directly associated to print-based English language learning:

Print-Based ELL	2011	2010	2009
Sales and marketing	$7,076	$1,505	$-
Consulting fees and salaries	246,793	222,156	220,770
Travel	11,024	19,115	32,138
Administration	78,271	78,221	37,733
Premises	3,479	4,564	28,844
Foreign exchange	(351)	17,245	(30,701)
Shareholder services	28,138	44,400	30,079
Professional fees	17,742	18,810	34,112
	392,172	406,016	352,975
Grants	Nil	nil	(48,177)
	$392,172	$406,016	$304,798

Government Grants

The Company makes applications to the Canadian government for various types of grants to support its publishing and international marketing activities. Each year, the amount of any grant may vary depending on certain eligibility criteria (including prior year revenues) and the monies available to the pool of eligible candidates.

These government grants are recorded as a reduction of general and administrative expenses to offset direct costs funded by the grant. The Company records a liability for the repayment of the grants in the period in which conditions arise that will cause the government grants to be repayable.  Certain government grants are repayable in the event that the Company's annual net income for each of the previous two years exceeds 15% of revenue. During the quarter, the conditions for the repayment of grants did not arise and no liability was recorded. Included as a reduction of general and administrative expenses, are government grants of $nil for the quarter ended March 31, 2011 (quarter ended March 31, 2010 – $nil), relating to the Company's publishing projects in China.  The Company will continue to apply for government grants in future.

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While the Company will continue to apply for various government grants to fund its ongoing development and market expansion, there can be no assurance the Company will be successful in obtaining these grants in the future, that the Company will meet the eligibility requirements for the grants or that the programs will still be offered.

Foreign Exchange

Included in general and administrative expenses under corporate expense allocation is foreign exchange loss of approximately $67,483 as compared to a gain of $198,095 in the quarter ended March 31, 2010. This relates to the Company's currency risk through its activities denominated in foreign currencies as the Company is exposed to foreign exchange risk as a significant portion of its revenue and expenses is denominated in United States dollars, Chinese Renminbi, European Euros, and New Taiwanese dollars.

Net Loss

The Company reported a net loss from continuing operations of ($1,543,834) for the three months ended March 31, 2011 as compared to a net loss of ($1,107,304) for the same period in 2010.   The loss for the period is comprised of the following:

	2011	2010	2009
Online ELL
Revenue	$230,456	$78,052	$55,320
Direct costs	(43,997)	(9,633)	-
Margin	186,459	68,419	55,320

Expenses:
General and administrative	386,888	122,865	129,893
Amortization of property and equipment	10,073	-	1,732
Amortization of software & web development	597,641	604,668	-
Income taxes and other taxes	-	-	2,766
	994,602	727,533	134,391

Segment Loss – Online ELL	$(808,143)	$(659,114)	$(79,071)

Print-based ELL
Revenue	70,378	57,243	-
Direct costs	(13,871)	-	-
Margin	56,507	57,243	-

Expenses:
General and administrative	392,172	406,016	304,798
Development cost write-down	-	-	-
Amortization of property and equipment	242	182	277
Amortization of publishing development costs	8,807	16,745	22,229
Income taxes and other taxes	11,855	8,699	-

	413,076	461,642	327,304

Segment Loss – Print-based ELL	(356,569)	(374,399)	(327,304)

Other:
Amortization of property and equipment	-	1,534	1,231
Stock-based compensation	379,122	43,146	46,868
Net loss from continuing operations before tax	$(1,543,834)	$(1,107,304)	$(455,135)

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Amortization

The following is a summary amortization schedule:

For the three months ended March 31,	2011	2010
Property Plant and Equipment	10,315	1,716
Development Costs	8,807	16,745
Software and Web Development	597,641	604,668
	616,763	623,129

Stock-Based Compensation

The Company amortizes stock-based compensation with a corresponding increase to the Share based reserve account. During the first quarter of 2011, the Company expensed $379,122 compared to $43,146 during the first quarter of 2010.  The increase in this expense is primarily due to more stock options vested during the period as compared to the similar period in 2010.

Summary of Quarterly Results

	Q2-09	Q3-09	Q4-09	Q1-10	Q2-10	Q3-10	Q4-10	Q1-11

Revenue	$654,358	$183,624	$573,394	$135,295	$559,437	$413,330	$877,091	$300,834
Loss Before Taxes from Continuing Operations	(604,573)	(1,053,515)	(873,922)	(1,107,304)	(865,326)	(1,012,382)	(1,126,458)	(1,531,979)
Net Loss After Taxes	(691,389)	(1,050,338)	(873,922)	(902,904)	(924,039)	(1,047,165)	(734,115)	(1,520,932)
Loss per Basic and Diluted Share - Continuing Operations	$(0.06)	$(0.08)	$(0.04)	$(0.09)	$(0.07)	$(0.08)	$(0.04)	$(0.09)
Loss from Discontinued Operations	-	-	16,184	-	-	-	-	-
Net Comprehensive Loss	(691,389)	(1,050,338)	(689,379)	(1,138,799)	(924,039)	(1,047,165)	(609,124)	(1,543,662)
Net Loss per Basic and Diluted Share	$(0.05)	$(0.08)	$(0.21)	$(0.09)	$(0.07)	$(0.08)	$(0.04)	$(0.09)

Liquidity and Capital Resources

As at March 31, 2011, the Company had cash of $1,055,750 (2010 - $270,943), and accounts and grants receivable of $801,160 (2010 - $524,654). The Company’s total current assets amounted to $1,906,801 (2010 - $949,683) with current liabilities of $2,461,854 (2010 - $1,049,944) resulting in a working capital deficiency of $555,053 (2010 - working capital deficiency of $100,263).   Accounts receivable as at March 31, 2011 was $801,160 of which 58% is due from our co-publisher in China.

The Company receives government grants based on certain eligibility criteria for international marketing support and publishing industry development in Canada. These government grants are recorded as a reduction of general and administrative expenses to offset direct costs funded by the grant.  The Company receives these grants throughout the year from different agencies and government programs. Each grant is applied for separately based on the Company meeting certain eligibility requirements.  The Company has relied on obtaining these grants for its operations and has been successful at securing them in the past, but it cannot be assured of obtaining these grants in the future.

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Government grants accrued during the quarter were $nil compared to $nil during the first quarter of 2010.

The Company plans on raising additional debt and/or equity, as the capital markets permit, in an effort to finance its growth plans for the China market in addition to financing expansion into international markets.  The Company has been successful in raising sufficient working capital in the past.

The Company has incurred significant losses over the years.  This raises significant doubt about the Company’s ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon raising additional financing through the issuance of debt financing, equity financing, and sales and distribution agreements.  The outcome of these matters is partially dependent on factors outside of the Company’s control.

Commitments

Future minimum lease payments under operating leases for premises and equipment are as follows:

2011 2012 2013 2014 2015 2016	$175,510 181,513 187,235 188,365 188,365 38,122

Off-Balance Sheet Arrangements

The Company has not entered into any off-balance sheet finance arrangements.

Transactions with Related Parties

During the quarter, the Company had the following transactions with related parties, made in the normal course of operations, and accounted for at an amount of consideration established and agreed to by the Company and related parties. These transactions have not been disclosed elsewhere in the financial statements:

During the quarter, the Company was reimbursed $16,313 (2010 - $20,433) from a corporation with one director in common for rent, administration, office charges and telecommunications.

During the quarter, the Company paid $45,000 (2010 - $45,000) for consulting fees to a corporation owned by a director and officer of the Company.

Additional Disclosure

Development Costs

Development costs consist of the following:

	Mar-2011	Dec-2010
Cost	$1,301,220	$1,301,220
Less: accumulated amortization	(1,301,220)	(1,292,413)
	$-	$8,807

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Software and Web Development Costs

Software and web development costs consist of the following:

	Mar-2011	Dec-2010
Cost	$8,262,495	$8,073,400
Less: accumulated amortization	(4,528,652)	(3,839,400)
	$3,733,843	$4,338,970

Property and Equipment

Property and Equipment consist of the following:

	Mar-2011	Dec-2010
Cost	$225,594	$228,782
Less: accumulated amortization	(168,144)	(166,440)
	$57,450	$62,342

Disclosure of Outstanding Share Data

Common Shares outstanding as at June 29, 2011 20,543,177

Stock Options outstanding to purchase Common Shares 2,456,070

Warrants outstanding to purchase Common Shares 5,612,588

There are no other dilutive securities of the Company outstanding at June 29, 2011.

Transition to IFRS

IFRS IMPLEMENTATION
The Accounting Standards Board (AcSB) adopted IFRS as Canadian GAAP for publicly accountable enterprises for fiscal years beginning on or after January 1, 2011. As such, the Company is reporting its first consolidated interim financial statements in accordance with IAS 34 Interim Financial Reporting for the three months ended March 31, 2011, with comparative figures for the corresponding period for 2010. Due to the requirement to present comparative financial information, the effective transition date is January 1, 2010.

IFRS Transition Plan
Lingo Media had established a comprehensive IFRS transition plan and engaged third-party advisers to assist with the planning and implementation of its transition to IFRS. The following summarizes the critical transition components identified by Lingo Media. All of these have been completed by the date of this report:

•	Initial scoping and analysis of key areas for which accounting policies may be impacted by the transition to IFRS.

•
Detailed evaluation of potential changes required to accounting policies, information systems and business processes, including the application of IFRS 1 First-time Adoption of International Financial Reporting Standards.

•	Determination of changes to accounting policies and choices to be made with respect to first-time adoption alternatives.

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•	Resolution of the accounting policy change implications on information technology, business processes and contractual arrangements.

•	Design and implement new processes to maintain effective Disclosure Control & Procedures and internal control over financial reporting throughout the IFRS transition plan.

•	Management and employee education and training.

Impact of Adopting IFRS on Lingo Media’s Business
As part of its analysis of potential changes to significant accounting policies, Lingo Media assessed what changes would be required to its accounting systems and business processes. Lingo Media determined that the changes identified were minimal and the systems and processes can accommodate the necessary changes.

Lingo Media has not identified any contractual arrangements that may be affected by potential changes to significant accounting policies.

Lingo Media’s staff involved in the preparation of financial statements have been trained on the relevant aspects of IFRS and the changes to accounting policies

The Board of Directors and Audit Committee were regularly updated on the progress of the IFRS conversion plan, and made aware of the evaluation of the key aspects of IFRS affecting Lingo Media.

Impact of Adopting IFRS on Lingo Media’s Financial Statements

The adoption of IFRS resulted in some changes to Lingo Media’s accounting policies that are applied in the recognition, measurement and disclosure of balances and transactions in its financial statements.

The following provides a summary of Lingo Media’s evaluation of changes to accounting policies in key areas based on the current standards and guidance within IFRS. This is not intended to be a complete list of areas where the adoption of IFRS will required a change in accounting policies, but to highlight the areas Lingo Media identified as having the most significant change.

1) Research and development

IFRS contains different guidance related to recognition and measurement of research and development costs represented by Software Web Development Costs, and Goodwill, than current Canadian GAAP. Under IFRS Lingo Media has the option to value its intangible assets based on either a cost or a revaluation model.  The Company reviews the carrying values of its software and web development costs and evaluates the carrying value of these assets when indicators of impairment exist. If the carrying value exceeds the amount recoverable, an impairment of the asset to its estimated fair value would be charged to operations in the year such impairment is determined to be necessary. Amortization of the capitalized costs begins when the products are starting to be sold and are amortized on a straight line basis over two to five years.

Lingo Media has determined that these will not result in any significant changes to its accounting policies related to research and development costs and does not result in a significant change to line items within its financial statements.

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2) Foreign Currency

IFRS requires that the functional currency of each entity in the consolidated Group be determined separately in accordance with the indicators as per IAS 21 – Foreign exchange and should be measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of some companies of the Group is the US Dollars (“USD”) and the Chinese Renminbi (“RMB”). The consolidated financial statements are presented in Canadian Dollars (“$”) which is the group’s presentation currency. Under IFRS, the results and financial position of all the group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
•
income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and

•	all resulting exchange differences are recognized as a separate component of equity.

As a result of the application of the translation rules contained in IAS 21, for the year ended December 31, 2010, non-monetary assets, which includes property, plant and equipment and exploration and evaluation assets, will decrease by $67,483 with a corresponding adjustment to the foreign currency translation reserve.

3) Share-based Payments

In certain circumstances, IFRS requires a different measurement of stock-based compensation related to stock options than current Canadian GAAP.

Lingo Media has implemented the changes to its accounting policies relating to share-based payments and has determined that the changes did not result in a significant change to line items within its financial statements.

4) Property and Equipment

IFRS contains different guidance related to recognition and measurement of property and equipment than current Canadian GAAP. Under IFRS Lingo Media has the option to value its property and equipment based on either a cost or a revaluation model. Lingo Media will continue to value its Property and Equipment at cost.

5) Income Taxes

In certain circumstances, IFRS contains different requirements related to recognition and measurement of future (deferred) income taxes based on a “probable” versus a ”more likely than not” criteria.

Lingo Media has determined that these will not result in any significant changes to its accounting policies related to income taxes and does not result in a significant change to line items within its financial statements.

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6) Financial Instruments: Recognition and Measurement

IFRS requires different treatment of the exchange gain or loss on the valuation of available for sale investments denominated in foreign currencies.

Lingo Media’s accounting policies related to exchange gain or loss on the valuation of available for sale investments have been amended to record the exchange gain or loss through the profit and loss statement rather than through Other Comprehensive Income/Loss.

Note 16 of the condensed consolidated interim financial statements for the first quarter ending March 31, 2011, provide further details on our key Canadian GAAP to IFRS differences, our IFRS 1 First-Time Adoption of International Financial Reporting Standards optional exemption choices and our accounting policy decisions.

IFRS and Internal Control over Financial Reporting and Disclosure Controls and Procedures

We assessed the changes necessitated to maintain the integrity of internal control over financial reporting and disclosure controls and procedures. The extent of the impact on these controls was immaterial. We applied our existing control framework to the IFRS changeover process.

Approval

The Audit Committee of Lingo Media has approved the disclosure contained in this MD&A.

Additional Information

Additional information relating to the Company can be found on SEDAR at www.sedar.com.

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